Exhibit 99.1

CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust Reports First Quarter 2011 Results

New York, NY, May 17, 2011 ˗ American Realty Capital Trust, Inc. (“ARCT” or the “REIT”) announced today its operating results for the quarter ended March 31, 2011.

“The first quarter of 2011 witnessed ARCT employing the same strategy and discipline in connection with the construction of its property portfolio.  We have purchased in this recent quarter $400 million of accretive real estate investments while paying distributions entirely supported by Modified Funds from Operations,” said Nicholas S. Schorsch, Chairman and Chief Executive Officer of the REIT.  “Our teams are executing their business strategies on all fronts.  Realty Capital Securities successfully raised gross proceeds of over $252 million for ARCT.  This allowed the REIT to purchase $400 million of properties, using prudent leverage, completely consistent with our acquisition strategy.  We have the wind at our backs in a very favorable buying and financing environment as we begin to strategize on liquidation alternatives.”

First Quarter 2011 and Subsequent Events Highlights

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Acquired 60 properties for an aggregate purchase price of $392.8 million containing approximately 2.9 million square feet.  These 100% occupied, freestanding, single-tenant properties had net leases in place with a weighted average remaining lease term at quarter end of 13.9 years.

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Generated Modified Funds from Operations (“MFFO”) of $11.1 million in the Q1 2011 based on the Investment Program Association’s recently published definition.  MFFO was greater than distributions paid during the same period, inclusive of distributions made in the form of shares issued under the Company’s distribution reinvestment program.  (See Non-GAAP tabular reconciliations and accompanying notes contained within this release for additional information.)

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Announced April 8, 2011, on Form 8-K, our intention to interview investment banking firms and other advisory firms to provide our board of directors with recommendations involving strategic actions to maximize shareholder value, including the assessment of various liquidity alternatives, in connection with the pending close of the company’s initial public offering, July 25, 2011.

-	Announced April 25, 2011, on Form 8-K, two major best practices were adopted by ARCT:

(i)
Compensation to Advisor:  At the recommendation of ARCT's Advisor, the Board approved altering the Advisor’s compensation to benefit shareholders.  Restricted shares granted to the Advisor as long as ARCT is a non-traded REIT shall be capped such that: (i) total asset management fees paid over the life of the offering, plus (ii) the value of all shares of restricted stock to be granted under the terms of the Company’s Restricted Share Plan will not exceed the amount of the asset management fee contemplated under the current advisory agreement, i.e., 1% per annum of the contract purchase price of all properties acquired.  Therefore, restricted stock is, in effect, now currency for and not in addition to the existing asset management fee.

(ii)
Modification to Share Repurchase Program.  For as long as the Company remains a non-traded REIT, the Company will honor repurchase requests in connection with death or disability of a stockholder, subject to plan limitations.  Any changes to these policies will require a majority vote of the Company’s stockholders.

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ARCT First Quarter 2011 Results	Page 2

-	On May 16 2011, Moody’s assigned a Ba3 issuer rating to ARCT; stable outlook.

“Looking forward, we currently have under contract and expect to close roughly $160 million of properties in the month of May.  Moreover, we are seeing potential transactions in the market consistent with our investment strategy and are confident of our ability to acquire additional properties that will be accretive,” said William M. Kahane, President and Chief Operating Officer of ARCT.  “Because the bulk of ARCT’s portfolio was accumulated from 2008 to 2011, while pricing was very favorable for the REIT, as the economy, capital markets and real estate markets continue to recover, we feel especially well positioned for the exit.”

DISTRIBUTIONS
(In thousands)

During the three months ended March 31, 2011, distributions paid to shareholders were as follows:

Distributions paid in cash	$6,225

Distributions reinvested	4,904
Total distributions	$11,129

CONSOLIDATED SUMMARY BALANCE SHEETS
(In thousands, except share and per share data)
	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Total real estate investments, at cost	$1,274,580	$882,593
Less accumulated depreciation and amortization	(42,640)	(32,777)
Total real estate investments, net	1,231,940	849,816
Cash and cash equivalents	19,583	31,985
Restricted cash	3,525	90
Prepaid expenses and other assets	22,363	12,049
Investment in joint venture with affiliate	11,762	11,945
Deferred financing costs, net	11,661	8,169
Total assets	$1,300,834	$914,054

LIABILITIES AND EQUITY
Mortgage notes payable	$542,713	$372,755
Mortgage discount and premium, net	788	1,163
Long-term notes payable	12,720	12,790
Below-market lease liabilities, net	8,378	8,454
Derivatives, at fair value	4,401	5,214
Accounts payable and accrued expenses	6,245	3,638
Deferred rent and other liabilities	3,482	3,858
Distributions payable	4,954	3,518
Total liabilities	583,681	411,390

Total equity	717,153	502,664
Total liabilities and equity	$1,300,834	$914,054

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ARCT First Quarter 2011 Results	Page 3

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
Rental income	$20,718	$7,428
Operating expense reimbursements	139	T —
Total revenues	20,857	7,428
Expenses:
Fees to affiliate	600	—
Acquisition and transaction related	7,132	341
Property expenses	213	—
General and administrative	524	224
Depreciation and amortization	9,943	3,785
Total operating expenses	18,412	4,350
Operating income	2,445	3,078
Other income (expenses):
Interest expense	(6,785)	(3,673)
Other income	38	11
Gains (losses) on derivative instruments	142	(152)
Loss on disposition of property	(44)	—
Gains (losses) on sale to non-controlling interestholders, net of taxes	(102)	335
Income from joint venture with affiliate	24	—
Total other expenses	(6,727)	(3,479)
Net loss	(4,282)	(401
Net (income) loss attributable to non-controlling interests	(238)	12
Net loss attributable to stockholders	$(4,520)	$(389)
Basic and diluted net loss per share	$(0.07)	$(0.02)

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ARCT First Quarter 2011 Results	Page 4

American Realty Capital Trust, Inc.
Non-GAAP Measures - FFO and MFFO Reconciliation
For the Quarter Ended March 31, 2011

Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which the company believes to be an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, or REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under GAAP.

The Company defines FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. The Company's FFO calculation complies with NAREIT's policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, the company believes, may be less informative. As a result, the company believes that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of the Company's performance to investors and to management, and when compared year over year, reflects the impact on the Company's operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which is not immediately apparent from net income.

However, changes in the accounting and reporting rules under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that have been put into effect since the establishment of NAREIT's definition of FFO have prompted an increase in the non-cash and non-operating items included in FFO. In addition, the company views fair value adjustments of derivatives, and impairment charges and gains and losses from dispositions of assets as items which are typically adjusted for when assessing operating performance. Lastly, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation and therefore require additional adjustments to FFO in evaluating performance. Due to these and other unique features of publicly registered, non-listed REITs, the Investment Program Association (“IPA”), an industry trade group, has standardized a measure known as MFFO, which the company believes to be another appropriate supplemental measure to reflect the operating performance of a REIT. The use of MFFO is recommended by the IPA as a supplemental performance measure for publicly registered, non-listed REITs. MFFO is a metric used by management to evaluate sustainable performance. MFFO is not equivalent to the Company's net income or loss as determined under GAAP. MFFO may provide investors with a useful indication of our future performance and the sustainability of our current distribution policy upon completion of the acquisition period.

The Company defines MFFO, a non-GAAP measure, consistent with the IPA's Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities; accretion of discounts and amortization of premiums on debt investments; nonrecurring impairments of

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ARCT First Quarter 2011 Results	Page 5

real estate-related investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The Company's MFFO calculation complies with the IPA's Practice Guideline described above. In calculating MFFO, the Company excludes acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests.  However, the exclusion of impairments limits the usefulness of MFFO as a historical operating performance measure since an impairment indicates that the property’s operating performance has been permanently affected.

The Company believes FFO and MFFO, in addition to net income and cash flow from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful for investors in understanding the performance of the Company's real estate portfolio. Further, presentation of this information is intended to assist in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of the Company's performance, as an indication of its liquidity, or indicative of funds available to fund its cash needs including its ability to make distributions to its stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance.

The following is a reconciliation of net loss, computed in accordance with GAAP, to FFO and MFFO (consistent with how the Company has historically presented this non-GAAP financial measure) as well as MFFO in accordance with the IPA recommended format (which deducts the impact of straight-line rent) for the three months ended March 31, 2011:

Net loss	$(4,520)
Add:
Depreciation of real estate assets	7,798
Amortization of intangible lease assets	2,125
Amortization of below-market lease assets, net	(76)
Gains (losses) on derivative instruments	(111)
Non-controlling interest adjustment	(212)
( (Gains) loss on sale of non-controlling interest holders, net	102
(Gains) loss on disposition of property	44
Funds from operations	5,150
Acquisition and transaction related costs, net of minority interests	7,132
MFFO	12,282
Adjustment for straight lining of rent, net of minority interests	(1,141)
MFFO - IPA recommended format	$11,141

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ARCT First Quarter 2011 Results	Page 6

American Realty Capital Trust, Inc.’s (“ARCT” or the “Company”) is a public, non-traded, real estate investment trust with a core investment strategy to acquire, own and manage a portfolio of retail and commercial properties leased to a diversified group of credit worthy companies.  ARCT was formed by Nicholas S. Schorsch and William M. Kahane, both of whom have extensive backgrounds in real estate with particular expertise in net leased properties, transaction structuring, capital markets and public listed and non-listed companies.  The Company seeks to acquire single-tenant, freestanding properties, net-leased on a long-term basis to investment-grade and other creditworthy tenants.  ARCT’s targeted properties enjoy a strong location on “Main Street, USA,” e.g., pharmacies, banks, restaurants, gas/convenience stores, or are situated along high traffic transit corridors at locations carefully selected by the corporate tenant to support operationally essential corporate distribution/warehouse and logistical facilities.

For more information, visit www.americanrealtycap.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.

To arrange interviews with American Realty Capital executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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